Exhibit 99.1

EMPIRE RESORTS ANNOUNCES CLOSING OF RIGHTS OFFERING

$13.36 Million Aggregate Gross Proceeds Expected to Company

Monticello, New York, May 1, 2014—Empire Resorts, Inc. (NASDAQ-GM:NYNY) (the “Company”) announced the conclusion of its rights offering (the “Rights Offering”), in which upon completion it will issue a total of 2,138,178 shares of common stock at $6.25 per share and raise approximately $13.36 million in gross proceeds. This includes 452,462 shares issued to holders upon exercise of their basic subscription rights, 1,512,629 shares issued to Kien Huat Realty III Limited (“Kien Huat”), the Company’s largest stockholder, upon exercise of its basic subscription rights and 173,087 shares issued to holders upon exercise of their oversubscription rights in the Rights Offering.

The Company anticipates using the net proceeds of the Rights Offering, which the Company expects to be approximately $13.16 million following the deduction of expenses relating to the Rights Offering, to fund the expenses relating to the development of the Project and Casino Project and maintaining its on-going operations and facilities in support of its pursuit of a gaming facility license.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s prospectus supplement relating to the Rights Offering, dated April 2, 2014.

About Empire

Empire Resorts, Inc. owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino and Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan.

Contact:

Charles Degliomini

Empire Resorts, Inc.

845-807-0001

cdegliomini@empireresorts.com